UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): September 7, 2016

Rowan Companies plc

(Exact name of registrant as specified in its charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	1-5491 (Commission File Number)	98-1023315 (I.R.S. Employer Identification Number)

Rowan Companies plc 2800 Post Oak Boulevard Suite 5450 Houston, Texas (Address of Principal Executive Offices)		77056-6189 (Zip Code)

Registrant’s telephone number, including area code: (713) 621-7800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On September 7, 2016, Rowan Companies plc (the “Company”) provided the following operational and financial information for the remainder of 2016 and 2017.

Operational Update

On September 2, 2016, the Company received notice of a termination for convenience from ConocoPhillips regarding the Rowan Gorilla VI, currently working offshore Norway at a rate of $350,000 per day. The customer stated in its notice that the efficiency gains throughout its plug and abandonment program will result in an early completion of the program by year end 2016. The drilling contract provides that the customer may terminate upon 90 days’ notice, and pay a termination rate of $250,000 per day for the remaining term of the contract through March 2018.  Should the Company source alternative work for the rig, the $250,000 day rate will be offset by any contract revenues in excess of $100,000 per day.

The Company also reported a one-well commitment from Perenco UK Limited for the Rowan Gorilla VII at an undisclosed day rate below $100,000 with an estimated duration of 60 to 200 days. The work is expected to start mid-November 2016. The rig is currently under contract to Apache until December 31, 2016. Apache will pay a standby rate of approximately $153,000 per day until the start of the Perenco work, and then pay an early termination fee of $92,500 per day as compensation for release from the remainder of the term.

Cost and Capital Spending Guidance

As a result of continued capital discipline, widespread cost control measures and ongoing efforts to reduce various support costs and increase efficiency, the Company is reducing its cost and capital spending guidance and introducing guidance for 2017 which reflects further reductions.

The Company is reducing its full-year 2016 contract drilling expense guidance to a range of $775 million to $785 million from a range of $795 million to $805 million. Third quarter 2016 drilling expense is expected to be approximately $190 million. The Company expects to incur full-year 2017 drilling expense of between $650 million and $750 million, depending upon whether certain of the Company’s idle jack-up rigs secure additional work. These estimates exclude rebillable items which are offset by an equal increase in revenues. SG&A guidance for 2016 remains $105 million to $110 million.  However, SG&A expense for 2017 is expected to decline to $90 million to $100 million.  The Company has reduced its full-year 2016 capital expenditure guidance to a range of $140 million to $150 million, while 2017 capital expenditures are expected to decline to approximately $100 million. As of September 6, 2016, the Company had approximately $1.0 billion in cash and its $1.5 billion revolving credit facility remains undrawn.

Asset Impairment Evaluation

During the third quarter 2016, as a result of continuing weakness in commodity prices, an overcapacity of drilling units and reduced customer demand for particular units, the Company expects to complete an asset impairment evaluation which may result in a non-cash pre-tax impairment charge in the range of $35 million to $45 million related to five of the Company’s older jack-up rigs.

Item 8.01	Other Events

The information in Item 7.01 under the captions “Operational Update” and “Asset Impairment Evaluation” are incorporated by reference into this Item 8.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2016	Rowan Companies plc

	By:	/s/ Melanie M. Trent
Melanie M. Trent Executive Vice President, General Counsel, Chief Administrative Officer and Company Secretary